UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: October 12, 2020

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA     94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, par value $0.01 per share	NBY	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01     Other Information

As previously reported, on April 12, 2019, NovaBay Pharmaceuticals, Inc. (the “Company”) received a letter from the NYSE American notifying the Company that its stockholders’ equity as of December 31, 2018 was below the minimum requirements of Section 1003(a)(iii) of the NYSE American Company Guide (the “Company Guide”) (requiring stockholders’ equity of $6.0 million or more if a company has reported losses from continuing operations and/or net losses in its five most recent fiscal years). On May 16, 2019, the Company was further notified by the NYSE American that the Company was not in compliance with the minimum stockholders’ equity requirements of Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide requiring stockholders’ equity of $2.0 million or more and $4.0 million or more, respectively, if the Company has reported losses from continuing operations and/or net losses in three of the four most recent fiscal years. The Company subsequently submitted a plan to regain compliance on May 11, 2019, and the Company was notified on June 27, 2019 that the Company’s plan to regain compliance had been accepted and that the Company was provided through October 12, 2020, under such plan, to regain such compliance.

As shown below, the Company’s pro forma stockholders’ equity as of October 12, 2020, is approximately $14 million, which is above the $6 million required to comply with Sections 1003(a)(i) through (iii) of the Company Guide. As a result, the Company believes that it has regained compliance with Sections 1003(a)(i) through (iii) of the Company Guide as of the end of the plan period, provided that the NYSE American has not yet confirmed such compliance and has advised the Company that while the Company’s pro forma stockholders’ equity appears to meet the requirements, they will not issue a letter of compliance to the Company until after the Company files its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, formally confirming the Company’s re-compliance. If the NYSE American does not confirm the Company’s compliance with Sections 1003(a)(i) through (iii) of the Company Guide and/or if the Company becomes non-compliant with any of the other listing requirements of the NYSE American, the NYSE American staff may initiate delisting proceedings as appropriate.

The following table sets forth (on an unaudited basis) the Company’s stockholders’ equity position as of June 30, 2020, and as adjusted on a pro-forma basis as of October 12, 2020 to reflect the results of operations through October 12, 2020 (in thousands, except par value amounts):

	June 30, 2020 Actual*	Adjustments*	October 12, 2020 Pro Forma*
STOCKHOLDERS’ EQUITY:
Preferred stock: 5,000 shares authorized; none issued and outstanding	$—	$—	$—
Common Stock, $0.01 par value; 75,000 shares authorized and 34,648 and 41,760 shares issued and outstanding at June 30 and October 12, 2020, respectively	346	71	417
Additional Paid-in Capital	131,725	16,067	147,792
Accumulated Deficit	(131,088)	(3,154)	(134,242)
Total Stockholders’ Equity	$983	$12,984	$13,967

*Unaudited

The pro forma financial information above is provided for informational purposes only, has not been reviewed or audited by the Company’s independent auditors, may be subject to additional changes, adjustments and modifications as part of the review/audit process, and may not accurately reflect the Company’s stockholders’ equity as presented in the Company’s reviewed or audited financial statements as of the periods presented and/or as of June 30, 2020 and/or October 12, 2020.

On October 12, 2020, the Company issued a press release regarding the matters discussed above. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated in this Item 8.01 by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No. _____________	Description ________________________________________________________
99.1	Press Release Dated October 12, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Justin Hall
Justin Hall
Chief Executive Officer and General Counsel

Dated: October 13, 2020